2nd Amended and Restated Appendix A
to the
INVESTMENT ADVISORY AGREEMENT
BETWEEN
INVESTMENT MANAGERS SERIES TRUST II
AND
VIVALDI ASSET MANAGEMENT, LLC

Fund/Class	Advisor Fee	Effective Date
Vivaldi Merger Arbitrage Fund	1.25%	10/01/2015
Vivaldi Multi-Strategy Fund	1.60%	12/16/2016
WV Concentrated Equities Fund	0.85%	__/__/____

Amended and approved by the Board on ____________, 2017.

Agreed and accepted this _____day of _____________, 2017.

INVESTMENT MANAGERS SERIES TRUST II	VIVALDI ASSET MANAGEMENT, LLC

By:	By:

Print Name:	Print Name:

Title:	Title: